UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 4, 2018

ICU MEDICAL, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-34634	33-0022692
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

951 Calle Amanecer, San Clemente, California	92673
(Address of principal executive offices)	(Zip Code)

(949) 366-2183

Registrant's telephone number, including area code
N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

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Item 5.02     Departure of Directors or Certain Officers; Election of Director; Appointment of Certain Officers;

Departure and Appointment of Principal Officers

On January 4, 2018, Mr. Steven C. Riggs informed ICU Medical, Inc. (the “Company”) of his intention to eventually retire from his position as Corporate Vice President, Operations. Mr. Riggs has agreed to remain with the Company on a reduced schedule as Special Projects, Operations. In connection with Mr. Riggs’ reduced schedule, the Company appointed Christian Voigtlander, to serve as Chief Operating Officer of the Company, effective January 8, 2018. Mr. Voigtlander, age 49, has served as the Company’s Corporate Vice President, Business Development and General Manager, Infusion Solutions since February 2017. From June 2015 to February 2017, Mr. Voigtlander served as the Company’s Vice President, Business Development. Prior to May 2015, Mr. Voigtlander held various roles at CareFusion and last served as Senior Vice President, Business Development and Strategy.

In connection with Mr. Voigtlander’s appointment, effective as of the new compensation cycle, his annual base salary was increased to $420,000, his annual cash bonus opportunity target is 60% percent of his annual base salary and the Company may enter into new or amended arrangements with, or make a grant or award to, Mr. Voigtlander at a later date.

In connection with Mr. Voigtlander’s appointment, the Company and Mr. Voigtlander entered into an indemnification agreement in substantially the same form as the Company has entered into with each of the Company’s existing directors and certain executive officers. There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Voigtlander and any of the Company’s executive officers or directors. There is no other arrangement or understanding between Mr. Voigtlander and any other person pursuant to which Mr. Voigtlander was appointed as Chief Operating Officer of the Company. There are no transactions in which Mr. Voigtlander has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Election of Directors

On January 5, 2018, the Board of Directors (the “Board”) of ICU Medical, Inc. (the “Company”) increased the size of the Board from 7 to 9 members and, upon the recommendation of its Nominating/Corporate Governance Committee, elected Mr. Donald Abbey and Mr. David Hoffmeister as new directors of the Company, effective January 5, 2018. The Board determined that Mr. Abbey and Mr. Hoffmeister are independent directors within the meaning of the listing standards of NASDAQ. Mr. Hoffmeister will serve on the Audit and Compliance Committee of the Company. Mr. Abbey and Mr. Hoffmeister will stand for election by the Company’s stockholders at the 2018 Annual Meeting of Stockholders, which is expected to be held in May 2018.

Mr. Abbey is currently serving as Executive Vice President, Quality and Information Technology at Dexcom, Inc. (“Dexcom”). Mr. Abbey joined Dexcom in May of 2016. Initially, upon joining Dexcom Mr. Abbey was Executive Vice President, Quality until January of 2017 when he was promoted to his current position. Prior to joining Dexcom, Mr. Abbey was with Becton Dickinson (who acquired CareFusion Corporation in 2015 and which was spun out of Cardinal Health in 2009 (collectively, “BD”)) from 2007. Mr. Abbey served in many roles over his years at BD including most recently as the Senior Vice President, Quality and Regulatory. Prior to his time at BD, Mr. Abbey held senior quality and regulatory affairs and general management positions with Respironics, Welch Allyn and Philips Healthcare. Mr. Abbey began his career at Varian Medical and Boston Scientific holding positions with increasing responsibility in research and development and quality. Mr. Abbey received a B.S.E.E from Washington State University and a M.B.A from University of Washington.

Mr. Hoffmeister served as Senior Vice President and Chief Financial Officer of Life Technologies Corp. from 2004 to 2014. Prior to joining Life Technologies, Mr. Hoffmeister was a senior partner with McKinsey & Co., focusing on health care, private equity and chemicals industries. Before joining McKinsey, Mr. Hoffmeister held financial positions at GTE Corp. and W.R. Grace and Co. Mr. Hoffmeister currently serves on the boards of Kaiser Foundation Health Plan, Inc., and Kaiser Foundation Hospitals and has since November of 2014. Mr. Hoffmeister currently serves on the Board of Directors of Glaukos Corp. and has since 2014. Mr. Hoffmeister also serves on the Board of Directors for Celanese Corp. since 2005. Mr. Hoffmeister received a bachelor’s of science degree from University of Minnesota and a M.B.A. from University of Chicago.

Messrs. Abby and Hoffmeister will be compensated for their service on the Board in accordance with the Company’s director compensation program as outlined in the Company’s proxy statement. The Company entered into indemnification agreements with Mr. Abbey and Mr. Hoffmeister in the form of the Company’s standard form of indemnification agreement. Such form of indemnification agreement was included as Exhibit 10.1 to the Company’s Form 10-Q for September 30, 2010, which was filed with the Securities and Exchange Commission on October 22, 2010.

Mr. Abbey is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. There were no arrangements or understandings pursuant to which Mr. Abbey was selected as a director.

Mr. Hoffmeister is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. There were no arrangements or understandings pursuant to which Mr. Hoffmeister was selected as a director.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICU MEDICAL, INC.

Date: January 5, 2017	By:	/s/ Scott E. Lamb
Scott E. Lamb
Chief Financial Officer and Treasurer